EXHIBIT 99.1
Accelerize New Media, Inc.

For Immediate Release

Accelerize New Media, Inc. Reports Third Quarter 2009 Results

Los Angeles, CA – November 13, 2009 – Accelerize New Media, Inc. (OTCBB: ACLZ), a multi-faceted performance-based Internet marketing company, today announced revenues of $783,946 and a narrowed net loss of $306,091 for the quarter ended September 30, 2009. The company owns a unique blend of approximately 6,000 web properties, provides real-time SEC filing and financial data services, and operates a proprietary performance-based lead generation platform.

“Efforts to increase efficiency, improved return on investment for our clients, and streamlining of our lead generation platform have led to higher gross margins this quarter,” said Chief Executive Officer Brian Ross. “We continue to execute on our strategy of expanding into the performance-based marketing software-as-a-service (SaaS) market within the first half of 2010,” he added.

In the three month period ended September 30, 2009, revenues decreased by $295,394, or 27.4% to $783,946 compared to $1,079,340 for the comparable period in 2008. Net loss for the three month period ended September 30, 2009 decreased $2,131,902 or 87.4% to $306,091, or $0.01 per share, compared to $2,437,993, or $0.09 per share, for the three month period ended September 30, 2008.

In the nine month period ended September 30, 2009, revenues increased by $337,127, or 12.5% to $3,044,347 compared to $2,707,220 for the comparable period in 2008. Net loss for the nine month period ended September 30, 2009, decreased $2,699,865 or 63.6% to $1,855,767, or $0.07 per share, compared to $4,555,632, or $0.18 per share, for the nine month period ended September 30, 2008.

The Company recorded a charge for goodwill impairment of $595,547 for the nine month period ended September 30, 2009, which was included in the Company’s operating expenses.  The Company’s operating expenses decreased by $2,422,390, or 35% from $6,926,448 to $4,504,058 during the nine month period ended September 30, 2009.

For the three month period ended September 30, 2009, the Company’s net cash used in operating activities amounted to $161,734, a decrease of $327,445 or 66.9% from $489,209 for the comparable period in 2008. For the nine month period ended September 30, 2009, the Company’s net cash used in operating activities amounted to $652,728, a decrease of $1,041,717 or 61.5% from $1,694,445 for the comparable period in 2008.

“Our business continues to see a fundamental shift to performance-based marketing advertising campaigns that has led to increased revenues within our financial network,” said Brian Ross, the CEO of Accelerize New Media, Inc. “Our team continues to uncover new opportunities by leveraging our extensive domain portfolio, growing traffic to our financial portals, and broadening our advertiser base.”

About Accelerize New Media, Inc.

Accelerize New Media, Inc. (OTCBB: ACLZ) is a multi-faceted Internet company providing performance-based solutions for its customers. The company owns a unique blend of approximately 6,000 web properties, provides real-time SEC filing and financial data services and operates a proprietary performance-based lead generation platform. Accelerize's mission is to develop focused, scalable, customer acquisition solutions via white label products, lead generation and marketing. Customers include blue-chip financial, media and retail brands. For more information please visit www.accelerize.com, the contents of which are not part of this Press Release.

Use of Forward-looking Statements

This press release may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and federal securities laws. For example, when we say that we continue to execute on our strategy to expand into the performance-based marketing software-as-a-service (SaaS) market within the first half of 2010, or that we continue to uncover new opportunities by leveraging our extensive domain portfolio, growing traffic to our financial portals, and broadening our advertiser base, we are using forward-looking statements. These forward-looking statements are based on the current expectations of the management of Accelerize New Media only, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: changes in technology and market requirements; our technology may not be validated as we progress further; we may be unable to retain or attract key employees whose knowledge is essential to the development of our products and services; unforeseen market and technological difficulties may develop with our products and services; inability to timely develop and introduce new technologies, products and applications; loss of market share and pressure on pricing resulting from competition, which could cause the actual results or performance of Accelerize New Media to differ materially from those contemplated in such forward-looking statements. Except as otherwise required by law, Accelerize New Media undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For a more detailed description of the risk and uncertainties affecting Accelerize New Media, reference is made to Accelerize New Media's reports filed from time to time with the Securities and Exchange Commission.

Company Contact:
Brian Ross
Chief Executive Officer
Accelerize New Media, Inc.
1-800-810-8815
www.accelerize.com

Investor Relations:
Stanley Altschuler
Strategic Growth International, Inc.
1-212-838-1444